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                                                                   EXHIBIT 10.19

                            [Transmedia Letterhead]

Gene M. Henderson
President & CEO

March 30, 2000

Mr. Gerald J. Hughes
2440 North Lakeview Avenue
Chicago, IL 60614

Dear Jerry:

On behalf of Transmedia Network Inc. ("the Company"), I am very pleased to offer you the position of Vice President of Business Development in iDine.com, Inc. ("iDine"), a wholly owned subsidiary of the Company. In this position you will report directly to the President and CEO of iDine.

The terms of the offer include the following:

Duties and Responsibilities - As Vice President of Business Development you will be responsible for:

..       Identifying and evaluating all strategic partnering opportunities

..       Working with CEO to prioritize desired partnering relationships

..       Initiating contact with and follow-through on all partner candidates

..       Using other resources and personnel in iDine and the Company to address issues and clarify opportunities

..       Negotiating (with input from CEO/board/others) and closing partnering relationships

Starting Date - I would like you to start as soon as possible; however, I would expect you to assume this position on or before April 17, 2000. This offer will remain valid and in force until April 7, 2000.

Base Salary - Your annual base salary is $195,000 and is paid weekly. You compensation will be reviewed in April 2001 and annually thereafter.

Annual Bonus - At the discretion of the Compensation Committee of the iDine Board of Directors, you will be eligible for a cash bonus in Fiscal 2001 (October 1, 2000 - September 30, 2001), of up to a maximum of fifty percent (50%) of your base salary. Based upon the achievement of specific goals to be set and agreed to at the beginning of the fiscal year, you may earn from zero to 100% of your bonus potential.

Stock Options - Subject to the terms and conditions of the Company's existing 1996 Long Term Incentive Plan ("LTIP"), you will receive options to purchase 3.0% of the initial fully-diluted shares of iDine exercisable at the strike price which is 140% of the post-money valuation of the subsidiary or $35 million divided by the initial number of fully-diluted iDine shares. If iDine

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does not engage in a public offering, spinoff, merger, sale or other change of control event by October 1, 2001, then you will be entitled to exchange your iDine options for restricted Transmedia shares or options equivalent in value to 50% of the increase in equity market value of Transmedia (from the period of April 1, 2000 through October 1, 2001) less the exercise price of the options times your fully-diluted percentage ownership in iDine.

        . Vesting - These options will vest ratably on each of the first through the fourth anniversaries of your starting date. Vested options will remain exercisable by you for ten years following the date of their grant or, in the event of the termination of your employment, for the period provided in the LTIP. If you are terminated for any reason other than "cause" (as defined below), that period is ninety days from the date of termination. All unvested options will terminate upon the termination of your employment for any reason, except as stated below.

        . Annual Grants - You will be eligible for annual option grants at the discretion of the President and CEO of iDine and the subsequent approval of the Compensation Committee of the Board.

Executive Employee Benefits - In addition to all normal Company benefits, you will participate in the following Executive Benefit Plan:

        . Transmedia Dining - You may register a personal credit card in the Transmedia program at no charge. As a Transmedia officer, you will be reimbursed for the first $500 of spend in Transmedia restaurants each month and receive a 30% rebate thereafter.

        . Severance Arrangements - If your employment is terminated by Transmedia Network Inc. in the first year of employment for any reason other than "Cause" (as defined below), disability or death, you will receive payments equal to twelve (12) months base salary (paid pursuant to the Company's normal payroll practices) and the options granted for the first full year of employment will vest. You will have the option to continue coverage in the Company's health care plan for the statutory period provided by COBRA and we will pay for your costs associated with such participation. After the first year, the provisions of the Company's Severance Plan will be applicable. In addition, prior to the second anniversary of your starting date, the Company will provide accelerated vesting of your options on a pro rata basis.

                The Company will require that you sign and comply with a Termination Agreement as a condition of receiving severance benefits. This agreement will include a Non-compete Agreement (as described in paragraph 8 below), a general release of liability and a covenant not to sue the Company or any affiliated company or any officer, director or employee thereof (provided, however, that no provision of such release shall excuse the Company from full performance of its obligations as set forth in this offer). "Cause" shall mean (a) your willful failure to substantially perform the duties hereunder, (b) your willful failure to follow a written, lawful order or written directive from the President and CEO of iDine or

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                the iDine Board of Directors or (c) your conviction of a felony of any kind or any misdemeanor involving moral turpitude. Your receipt of any severance payments or benefits hereunder shall be conditioned upon your compliance with the con-compete provision below.

        . Change of Control - Upon a change of control event as defined in the LTIP and for a period of one (1) year after such date, if you are terminated by the Company other than for cause, disability or death, the severance payments will be twelve (12) months base salary from the separation date, plus the greater of the guaranteed bonus for the year (if any) or the pro rata portion of the full bonus potential for that year. Upon a change of control, unvested options will immediately vest as provided in the LTIP. You shall be entitled, for a twelve (12) month period (or shorter if you receive coverage and benefits under the plans and programs of a subsequent employer), to continue participating in employee welfare benefit plans in which you were participating on the termination date. You shall be deemed to have been terminated without cause if, after a change of control, there is any material diminution of the scope of your duties and responsibilities or a reduction in your base salary, target bonus, bonus plan parameters and a reduction, not applicable to executive employees generally, in employee welfare benefits (it being understood that the changes, if any, in employee benefits shall be viewed in their entirety and not on a plan by plan basis).

Non-Compete - In the event you, voluntarily or involuntarily leave iDine or Transmedia's employ, for a period of one year following your termination date or, if longer, for as long as you are receiving severance payments and benefits as provided above, you will not directly or indirectly (i) be employed by or perform work as a director, officer, independent contractor, partner or consultant for any business, which in any case shall not include SalonSavvy, Inc., or any of its successors, in which the Company or any of its affiliates is engaged at such date in any geographic region in which the Company conducts business ("business" shall be defined as the marketing and sale of any program substantially similar to the Transmedia program and/or the marketing and sale of discount restaurant, hotel, resort, travel or leisure products or services as more particularly set forth in the Company's 10-K filing effective as of the date of this offer).

Confidentiality - You shall treat as confidential and not disclose to any person not affiliated with Transmedia all non-public and proprietary information and data about the business, operations, employees, programs, plans and financial results, projections and budgets of Transmedia and its affiliates which are disclosed to you during your employment. The confidentiality agreement shall survive the termination of your employment for any reason.

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On behalf of Transmedia Network Inc., I am delighted to offer you the position of Vice President of Business Development in iDine and I look forward to your joining our team. If you have any questions, please contact me directly at 305-892-3314.

Sincerely,                              Agreement Accepted:

/s/ Gene M. Henderson                   /s/ Gerald J. Hughes
-------------------------------         ----------------------------
Gene M. Henderson                       Gerald J. Hughes
President and CEO

                                        Date: 2 April 2000
                                              ----------------------

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                Transmedia Non-Compete/Confidentiality Agreement

                A. The Employee acknowledges that the business of Transmedia is nationwide in scope. Accordingly, during the Restricted Period (as defined below), the Employee shall not: (i) directly or indirectly own, manage, operate, finance, advise, assist, join, or control, or participate in the ownership, management, operations or control of, or be connected as a director, officer, employee, partner, member, stockholder, consultant, financier or otherwise with, any business or organization located in or doing business in the Restricted Areas (as defined below) which competes with the business of Transmedia and its subsidiaries, licensees or franchisees as conducted at any time during the Term (which business or organization shall in no case include SalonSavvy.com, Inc. or any of its successors); or (ii) interfere with, or divert or attempt to divert from them the benefits of, any relationship with employees, agents, suppliers, restaurants and other merchants, marketing partners, corporate sponsors, membership card holders or other customers maintained by Transmedia and its subsidiaries at any time during the Restricted Period. However, if the Employee's employment hereunder is terminated with Cause (as defined below) and the Employee does not receive after such termination the Accrued Obligations and Termination Payment, as provided by Transmedia's severance policy, if applicable, then the provisions of this document shall cease upon such termination. For the purposes of this Agreement, (i) "Restricted Period" means the twelve-month period commencing upon the termination of the Employee's employment with Transmedia and (ii) "Restricted Area" means any geographical market in or with respect to which Transmedia, within twelve months prior to the commencement of the Restricted Period, is then operating or has taken significant affirmative steps to commence operations. Nothing in this document shall be construed to prevent the Employee from owning or dealing in any stock actively traded over-the-counter or on any recognized exchange and issued by a corporation which may compete directly or indirectly with Transmedia and its subsidiaries so long as the Employee does not participate in the management, control, or operations of any such corporation and the Employee's holdings do not at any time exceed two percent (2%) of the outstanding shares of any class of stock of such corporation.

                B. All confidential and proprietary information or data which the Employee may now have or may obtain during his employment relating in any way to the business, plans, programs, financial or operating results, projections or budgets of Transmedia and its subsidiaries shall not be disclosed by him to any other person, either during or after the termination of his employment, unless Transmedia has given its prior consent to such disclosure or such disclosure is a necessary incident to transactions which the Employee is pursuing in accordance with duties assigned to him. The Employee shall promptly return all tangible evidence of such confidential and proprietary matters to Transmedia at the termination of his employment or upon Transmedia's earlier request. Confidential or proprietary information, as used in this document, comprises any technical, economic, financial, customer, supplier, marketing or other information of or relating to Transmedia or any of its subsidiaries which is not in the public domain, including, without limitation, information with respect to operational or marketing plans and programs, training methods, bidding techniques, contracts, leases, franchises, partnering agreements, concessions, partnering agreements and licenses, purchasing methods and procedures, accounting systems, merchant, partner and cardmember names and

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requirements, routes, sales or other costs, sales volume, prices, products, business systems and computer programs, any formula, pattern, compilation, program, device, method, technique or information relating to any product, service, long-range planning financial plans and results.

                C. During the Restricted Period, the Employee shall not, on behalf of himself or any business with which he may be associated, offer employment or a consultancy position (or assist any other person in offering employment or a consultancy position) to any person who is an employee or a consultant of Transmedia or any of its subsidiaries.

                D. The Employee acknowledges that damages are an inadequate remedy for any breach of the terms or provisions of this document and that Transmedia shall, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunctions, without having to post any bond or other security, upon any breach or threatened breach of any of such term or provision and to the remedy of the specific performance to restrain the Employee from committing or continuing any such breach and to enforce the Employee's obligations hereunder.

                E. It is expressly understood and agreed that although Transmedia and the Employee consider the restrictions contained in this document hereof to be reasonable for the purpose of preserving the goodwill, proprietary rights and going concern value of Transmedia and its subsidiaries, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in this document is an unenforceable restriction on the Employee's activities, the provisions of the Document is an unenforceable restriction on the Employee's activities, the provisions of this Document shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable. Alternatively, if the court referred to above finds that any restriction contained in this document or any remedy provided herein is unenforceable, and such restriction or remedy cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained therein or the availability of any other remedy.

                F. If any court or tribunal of competent jurisdiction shall refuse to enforce any or all of the provisions of this document because, individually or taken together, they are deemed unreasonable, then the parties hereto understand and agree that any such provision or provisions shall not be void, but for the purpose of such proceedings, and shall be revised to the extent necessary to permit the enforcement of such provisions.

                G. The Employee acknowledges that during his employment, he may conceive of, discover, invent or create inventions, improvements, new contributions, literary property, material, ideas and discoveries, whether or not patentable or copyrightable, which relate to the business of Transmedia and its subsidiaries (all of the foregoing being collectively referred to herein as "Work Product"), and that various business opportunities appropriate for Transmedia and its subsidiaries may be presented to him by reason of his employment. The Employee acknowledges that all of the foregoing shall be owned by and belong exclusively to Transmedia, and he shall have no personal interest therein. The Employee, at Transmedia's expense, shall further: (a) promptly disclose any such Work Product and business opportunities to Transmedia; (b) assign to Transmedia, upon request and without additional compensation, the

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entire rights to such Work Product and business opportunities; (c) sign all papers necessary to carry out the foregoing; and (d) give testimony in support to his discovery, invention, or creation in any appropriate case.

                H.      For purposes of this Agreement:

                        "Cause" shall mean an event where the Employee: (i) commits any act of fraud, willful misconduct or dishonesty in connection with his employment or which injures Transmedia or its direct or indirect subsidiaries; (ii) breaches any material representation or warranty or any covenant or condition in this Agreement or any fiduciary duty to Transmedia or its direct or indirect subsidiaries; (iii) fails, refuses or neglects to timely perform any duty or obligation under this Agreement and such failure, refusal or neglect is not cured by the Employee within seven (7) days from the date Transmedia notifies the Employee thereof; (iv) engages in willful misconduct or negligence in the performance of his duties, which conduct injures Transmedia or its direct or indirect subsidiaries; (v) commits a material violation of any law, rule or regulation or any governmental authority (state, federal or foreign), any securities exchange or association or other regulatory or self-regulatory body or agency applicable to Transmedia or its subsidiaries or any general policy or directive of Transmedia or its subsidiaries communicated in writing to the Employee; (vi) is charged with a crime involving moral turpitude, dishonest, fraud or unethical business conduct, or a felony; (vii) is subject to the occurrence of an event or condition which makes it unlawful for the Employee to perform his duties hereunder, including the issuance of any order, decree, decision or judgment; or (viii) gives or accepts undisclosed commissions or other payments in cash or in kind in connection with the affairs of Transmedia or any of its direct or indirect subsidiaries or their respective clients.

Agreed to by:                           Agreed to by:


/s/ Gene M. Henderson                        /s/ Gerald J. Hughes
---------------------------------       ---------------------------------------
Gene M. Henderson
Transmedia Network Inc.



Date: 30 MAR 00                         Date: 2 APRIL 2000
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